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Exhibit 23.4

CONSENT OF MORGAN STANLEY & CO. INCORPORATED

June 21, 2001

United Online, Inc.
2555 Townsgate Road
Westlake Village, California 91361

Dear Sir or Madam:

    We refer to the Registration Statement of Form S-4 (the "Registration Statement") of United Online, Inc. ("United Online"), with respect to the exchange offer for shares of NetZero, Inc. ("NetZero") and Juno Online Services, Inc. ("Juno") in connection with the business combination of NetZero and Juno.

    We hereby consent to the inclusion in the Registration Statement of our opinion letter appearing as Annex B to the Registration Statement and to the references of our firm name in the following sections of the Proxy Statement: "Summary", "The Mergers—Background of the Mergers", "The Mergers—NetZero's Reasons for the Mergers" and "The Mergers—Opinion of Morgan Stanley & Co. Incorporated. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Proxy Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By:	/s/ JEFFREY D. GOLDBERG Name Title Vice President

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Exhibit 23.4
CONSENT OF MORGAN STANLEY & CO. INCORPORATED